                                                Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 19, 2021

NACCO INDUSTRIES
DECLARES QUARTERLY DIVIDEND

Cleveland, Ohio, May 19, 2021: NACCO Industries, Inc.® (NYSE: NC) today announced that the Board of Directors increased its regular cash dividend from 19.25 cents to 19.75 cents per share. The dividend is payable on both the Class A and Class B Common Stock, and will be paid June 15, 2021 to stockholders of record at the close of business on June 1, 2021. The new dividend is equal to an annual rate of $0.79 per share.

About NACCO Industries, Inc.
    NACCO Industries, Inc.®, through a portfolio of mining and natural resources businesses, operates under three business segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and an activated carbon producer pursuant to a service-based business model. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment acquires and promotes the development of oil, gas and coal mineral interests, generating income primarily from royalty-based lease payments from third parties. In addition, the Company's Mitigation Resources of North America® business provides stream and wetland mitigation solutions. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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